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                                                                    Exhibit 99-E


               [Letterhead of Minnesota Life Insurance Company]



April 23, 1999



Minnesota Life Insurance Company
400 Robert Street North
St. Paul, Minnesota  55101


Re:  Variable Adjustable Life - Second Death Policy
     Form Number 95-690


Dear Sir or Madam:

This opinion is furnished in connection with the filing of the Post-Effective Amendment Number 4 to its Registration Statement on Form S-6 ("Registration Statement"), which covers premiums expected to be received under Variable Adjustable Life - Second Death Insurance Policies ("Policies") on the form referenced above offered by Minnesota Life Insurance Company. The prospectus included in the Registration Statement describes policies which will be offered by Minnesota Life, after the Amendment to the Registration Statement is declared effective, in each state where they have been approved by appropriate state insurance authorities. The policy form was prepared under my direction, and I am familiar with the Registration Statement and Exhibits thereto. In my opinion:

(1) The illustrations of death benefits, policy values and accumulated premiums for the Policy described under the headings "Policy Values," "Death Benefit Options" and "Variations in Death Benefit," and fully illustrated in Appendix I of the prospectus entitled "Illustrations of Policy Values, Death Benefits and Premiums" and in Appendix II of the prospectus entitled "Summary of Policy Charges" and included in the Registration Statement ("Prospectus"), based upon the assumptions stated, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in Appendix I, appear to be correspondingly more favorable to the prospective purchaser of a Policy for a male and a female, both age 40 than to prospective purchasers of Policies for a male and a female at other ages.

(2) The table shown under the heading "Summary," illustrating the representative for maximum and minimum plans of insurance, is consistent with the provisions of the Policies.
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Minnesota Life Insurance Company
April 23, 1999
Page 2

(3) The description under the heading "Policy Adjustments," describing the effects of a Policy adjustment on an illustrated standard risk Policy, and illustrating adjustments on a hypothetical policy, is consistent with the provisions of the Policies.

(4) The description under the subheading "Restrictions on Adjustments," describing the effects of restrictions on Policy adjustments in illustrated situations, is consistent with the provisions of the Policies.

(5) The description under the heading "Policy Charges," describing sales load computations in illustrated situations in Appendix V, is consistent with the provisions of the Policies.

(6) The information with respect to the Policy contained in Appendix III, entitled "Illustration of Death Benefit Calculation," based upon the assumptions stated therein, is consistent with the provision of the Policies.

(7) The information with respect to the Policy contained in Appendix IV, entitled "Policy Loan Example," based upon the assumptions stated therein, is consistent with the provisions of the Policies.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus.

Very truly yours,



/s/ Jaymes G. Hubbell, F.S.A.
Jaymes G. Hubbell, F.S.A.
Second Vice President
 and Actuary

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